Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated September 16, 2020, relating to the financial statements of New Oriental Education & Technology Group Inc. and the effectiveness of New Oriental Education & Technology Group Inc.’s internal control over financial reporting appearing in the Annual Report on Form 20-F for the year ended May 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
October 23, 2020